EXHIBIT 99.1
ALLERGAN TO OFFER CONVERTIBLE SENIOR NOTES DUE 2026
AND SENIOR NOTES DUE 2016
(IRVINE, Calif., April 5, 2006) — Allergan, Inc. (NYSE: AGN) today announced the proposed concurrent private placements of $700 million aggregate principal amount of Convertible Senior Notes due 2026 (or $750 million aggregate principal amount if the initial purchasers exercise their expected over-allotment option in full), and $800 million aggregate principal amount of Senior Notes due 2016. Allergan estimates that the net proceeds from these offerings will be approximately $1.48 billion after deducting discounts, commissions and estimated expenses (or $1.53 billion if the initial purchasers exercise their expected over-allotment option in full). The Convertible Senior Notes are being offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and the Senior Notes are being offered in a private placement to qualified institutional buyers and non-U.S. persons pursuant to Rule 144A and Regulation S under the Securities Act of 1933.
The interest rate and other terms of the Convertible Senior Notes and Senior Notes are to be determined by negotiations between Allergan and the initial purchasers of the notes. Allergan also expects to grant the initial purchasers an option to purchase additional Convertible Senior Notes to cover over-allotments.
Allergan expects to use the net proceeds from the offerings of the Convertible Senior Notes and the Senior Notes, along with cash from its balance sheet, to repay the approximately $825.0 million outstanding under the bridge credit facility it entered into in connection with its acquisition of Inamed Corporation on March 23, 2006, to pay transaction expenses from the Inamed acquisition, to redeem its currently outstanding Zero Coupon Senior Convertible Notes due 2022 and to repurchase approximately $257 million worth of shares of its common stock (or $306 million if the initial purchasers exercise their over-allotment option in full), some of which may be purchased contemporaneously with the closing of the sale of the Convertible Senior Notes, including through private block trades with one or more of the initial purchasers and/or their affiliates.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum. The Senior Notes, the Convertible Senior Notes and the shares of Allergan common stock issuable upon conversion of the Convertible Senior Notes have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
Forward-Looking Statements
This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, statements relating to, among other things, future actions, the estimated net proceeds of the offerings, the grant of options to purchase additional Convertible Senior Notes and Senior Notes to cover over-allotments and the intended uses of the net proceeds from the offerings, among other statements above, are forward-looking statements. All forward-looking statements in this press release reflect Allergan’s current analysis of existing trends and information and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting the offering of the notes and Allergan’s businesses, including, among other things, changing competitive, market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance, of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the potential adverse effects of negative publicity concerning any of Allergan’s products, the timely and successful implementation of strategic initiatives; the results of any pending or future litigations, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner; and Allergan’s efforts to integrate Inamed’s business and operations acquired in the recently completed acquisition and to otherwise realize the strategic and synergistic benefits sought in such acquisition. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates; international relations; and the state of the economy worldwide, can materially affect the completion of the offerings and Allergan’s results. Therefore, the reader is cautioned not to unduly rely on any of these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2005 Form 10-K. Copies of Allergan’s press releases and additional information about Allergan is available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.
Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)